Exhibit 99.1
DENBURY RESOURCES INC.
PRESS RELEASE
Denbury Resources Announces Annual Results
News Release
Released at 7:30 AM CDT
     DALLAS — February 25, 2009 — Denbury Resources Inc. (NYSE symbol: DNR) (“Denbury” or the “Company”) today announced its fourth quarter and full year 2008 financial and operating results. The Company posted record annual earnings for the full year 2008 of $388.4 million, or $1.59 per basic common share, 53% higher than 2007 net income of $253.1 million, or $1.05 per basic common share. Fourth quarter 2008 net income of $43.8 million, or $0.18 per basic common share, was 59% lower than fourth quarter 2007 net income of $106.0 million, or $0.44 per basic common share. Cash flow from operations for 2008 was $774.5 million, a record annual amount, as compared to $570.2 million for 2007.
     The higher net income for the year was principally attributable to higher oil prices, and to a lesser degree record high annual production levels, partially offset by higher operating costs and a $30.6 million charge in the third quarter of 2008 relating to the cancellation of the Conroe Field acquisition. In addition, during 2008 there were two significant non-cash items: a net gain of $257.6 million ($159.7 million net of tax) associated with the Company’s fair value adjustments on its derivative contracts, the majority of which were related to the 2009 oil derivative collar contracts acquired in October 2008 and a full cost ceiling test write-down at December 31, 2008, of $226.0 million ($140.1 million net of tax) incurred because of the significant decrease in oil and natural gas prices during the latter part of 2008. The lower net income for the 2008 fourth quarter resulted from the steep decline in commodity prices during the last half of 2008.
     Adjusted cash flow from operations (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the fourth quarter of 2008 was $122.8 million, 41% lower than fourth quarter 2007 adjusted cash flow from operations of $207.0 million. Net cash flow provided by operations, the GAAP measure, totaled $141.7 million during the fourth quarter of 2008, as compared to $205.4 million during the fourth quarter of 2007. Adjusted cash flow and cash flow from operations differ in that the latter measure includes the changes in receivables, accounts payable and accrued liabilities during the quarter. (Please see the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by generally accepted accounting principles (GAAP), which is the GAAP measure, as opposed to adjusted cash flow from operations, which is the non-GAAP measure discussed above).
Review of Financial Results
     Denbury’s fourth quarter 2008 production averaged 33,154 Bbls/d and 90.5 MMcf/d, or 48,237 BOE/d, a 7% increase over fourth quarter 2007 production levels (after adjusting for the sale of our Louisiana natural gas assets in December 2007 and February 2008), and a 5% sequential increase over the levels in the third quarter of 2008. Production from the Company’s tertiary recovery operations averaged 21,874 Bbls/d in the fourth quarter, a 26% increase over the 17,428 Bbls/d of production in the fourth quarter of 2007 and an 11% sequential increase over the 19,784 Bbls/d produced in the third quarter of 2008. During 2008, the Company had initial production response from its tertiary floods at Lockhart Crossing Field (Phase I) and Tinsley Field (Phase III), and continued improved production response from its Martinville, Eucutta and Soso Fields in Phase II. In early 2009, the Company had initial oil production from tertiary flooding of Cranfield Field, and it expects a tertiary production response from Heidelberg

Field in the second half of 2009, a field where CO2 injections commenced in December 2008. The Company is re-confirming its prior guidance as to anticipated tertiary oil production for 2009 of 24,500 Bbls/d, a projected 26% increase over the average 2008 tertiary production level of 19,377 Bbls/d.
     Production from the Barnett Shale averaged 73.4 MMcfe/d (12,233 BOE/d) during the fourth quarter of 2008, slightly less than the 76.4 MMcfe/d (12,729 BOE/d) average production during the fourth quarter of 2007, and sequentially almost the same as the 74.0 MMcfe/d (12,339 BOE/d) produced in the third quarter of 2008. The Company had anticipated this production plateau in the Barnett Shale area and expects production from this area to gradually decrease during 2009, with a projected production average of 11,500 BOE/d, as the Company has significantly reduced its planned drilling in the Barnett area during 2009.
     The Company’s net revenue per BOE was 34% higher on an annual basis in 2008 than in 2007, but was 28% lower during the fourth quarter of 2008 as compared to levels in the fourth quarter of 2007, with the fourth quarter drop reflecting the steep decline in commodity prices during the last half of 2008. As a result of the sale of the Company’s Louisiana properties in late 2007, production levels were 4% lower in the fourth quarter of 2008 as compared to the fourth quarter of 2007, which coupled with lower commodity prices, reduced oil and natural gas revenues by 31% when comparing the two respective fourth quarters.
     Company-wide oil price differentials (Denbury’s net oil price received as compared to NYMEX prices) in the fourth quarter of 2008 were better than recent historical levels and better than in the fourth quarter of 2007, primarily as a result of lower oil prices. Oil price differentials during the fourth quarter of 2008 averaged $3.59 per Bbl less than NYMEX prices, as compared to $7.27 per Bbl below NYMEX prices during the fourth quarter of 2007.
     The Company’s average NYMEX natural gas differential was a negative variance of $0.28 per Mcf in the fourth quarter of 2008 as compared to a negative variance of $0.55 per Mcf during the fourth quarter of 2007.
     The Company incurred more expenses in every category during the fourth quarter of 2008, except for production taxes, as compared to those during the fourth quarter of 2007. Lease operating expenses increased $15.6 million (24%) on a gross basis in the fourth quarter of 2008 as compared to levels in the fourth quarter of 2007, but decreased $5.9 million sequentially when compared to levels in the third quarter of 2008. While the Company did recognize some cost savings during the fourth quarter of 2008 following the steep decline in commodity prices, operating costs have not decreased at the same rate as commodity prices. Operating costs increased year-over-year primarily as a result of (i) higher overall industry costs, (ii) a growing percentage of operations related to tertiary operations, which generally have higher operating costs; (iii) higher compensation expense resulting from additional employees and increased salaries, and (iv) additional lease payments for certain equipment at its tertiary operating facilities. On a per BOE basis, lease operating costs increased to $17.90 per BOE, a 30% increase from the $13.78 per BOE spent during the fourth quarter of 2007, but decreased 11% sequentially as compared to the $20.20 per BOE incurred during the third quarter of 2008. Lease operating costs for the Company’s tertiary operations increased to $21.86 per BOE during the fourth quarter of 2008, a 10% increase from the $19.90 per BOE during the fourth quarter of 2007, but decreased 18% sequentially as compared to the $26.81 per BOE incurred during the third quarter of 2008. Production taxes and marketing expenses decreased during the fourth quarter of 2008 as compared to fourth quarter of 2007 levels, primarily as a result of the lower prices, slightly lower production (as a result of the Louisiana property sale in 2007), and a reduction for incentive tax rates on Barnett Shale wells which was approved during the quarter.

     General and administrative expenses increased only 2% between the respective fourth quarters on a gross basis as higher overall compensation resulting from salary increases and additional employees was partially offset by an adjustment to the bonus accrual as 2008 bonuses were paid at the 75th percentile. The Company experienced a 16% increase in the number of employees during 2008.
     During the fourth quarter of 2008, the Company capitalized approximately $9.6 million of interest expense as compared to $6.6 million capitalized during the fourth quarter of 2007, primarily associated with the Company’s construction of CO2 pipelines, prior acquisitions that remain unevaluated, and the continued expansion of its tertiary operations. However, interest expense still increased 11% between the respective fourth quarters, resulting from 4% higher average debt levels in the fourth quarter of 2008 than in the comparable period of 2007, coupled with a higher average interest rate as a result of the two CO2 pipeline financing lease transactions with Genesis in May 2008, which carry a higher imputed rate of interest.
     Depletion, depreciation and amortization (“DD&A”) expense increased $5.1 million (9%) in the fourth quarter of 2008 as compared to DD&A in the prior year fourth quarter. The DD&A rate on oil and natural gas properties in the fourth quarter of 2008 was $11.92 per BOE, up from the $10.96 per BOE rate in the prior year fourth quarter, also slightly higher than the third quarter 2008 DD&A rate of $11.69 per BOE. The recognition of 63.4 MMBbls of proved tertiary reserves during 2008, primarily at Tinsley, Heidelberg, and Lockhart Crossing Fields, did not materially change the DD&A rate as the aggregate amount of the previous unevaluated costs and future development costs for these fields divided by the incremental barrels was about the same as the Company’s DD&A rate prior to the recognition of these new proved reserves. The Company anticipates recognizing additional proved reserves at these tertiary fields over time, which is expected to bring down the average ultimate capital cost per barrel. The fourth quarter 2008 DD&A rate was also negatively impacted by the exclusion of approximately 13.8 MMBOE of proved reserves due to the decrease in commodity prices.
     The Company recognized two significant, but almost offsetting, non-cash items in the fourth quarter of 2008. The first non-cash item was a net fair value adjustment gain of $240.5 million on its derivative commodity contracts, primarily relating to its 30,000 Bbls/d oil collar for 2009 with a floor price of $75 / Bbl which increased in value as a result of lower oil prices. This fourth quarter 2008 gain compares to an $11.8 million non-cash charge in the fourth quarter of 2007, primarily related to the decrease in value of the Company’s 2008 oil swaps acquired in 2006 relating to the acquisition made at that time. The second, almost offsetting, non-cash item was a $226.0 million charge relating to a full cost pool ceiling test writedown in the fourth quarter of 2008 as a result of the lower commodity prices at year-end 2008. The benefit of the derivative contracts was not included in the ceiling test calculation as the Company utilizes mark-to-market accounting (vs. hedge accounting) for its derivative contracts. If oil and natural gas prices remain at these lower levels through March 31, 2009, or subsequent periods, the Company may be required to record additional write-downs under the full cost ceiling test in the first quarter of 2009, or in subsequent periods. The amount of any future write-down is difficult to predict and will depend upon the oil and natural gas prices at the end of each period, the incremental proved reserves that might be added during each period and additional capital spent.
     The Company’s effective tax rate for the fourth quarter of 2008 was approximately 38%, generally consistent with the Company’s normal statutory rate. The Company’s effective tax rate for the fourth quarter of 2007 was approximately 30%, lower than normal or historic rates, primarily due to the Company lowering its overall estimated statutory rate to 38% from 39% in the fourth quarter of 2007 as a result of the sale of most of its Louisiana properties.

2009 Outlook
     Denbury’s 2009 development and exploration budget (excluding acquisitions) remains unchanged at $750 million, including approximately $485 million relating to CO2 pipelines, the majority of which relates to the CO2 pipeline under construction from Louisiana to Texas (the “Green Pipeline”). Currently, approximately 90% of the Company’s 2009 budget is expected to be spent on tertiary related operations as spending was significantly curtailed in the other areas. The Company is also leaving its 2009 production target of 50,000 BOE/d unchanged, representing an anticipated 8% increase over its 2008 average.
     Gareth Roberts, Chief Executive Officer, said: “2008 was a year of extremes with record high oil prices around mid-year, but less than $40 per barrel late in the year. Although commodity prices vacillated dramatically, on average they were at record levels, the primary reason for our record annual earnings and cash flow. In addition to record earnings, we set a new record for annual production primarily as a result of our growing tertiary oil production. We expect our tertiary production to further increase in the range of 26% during 2009, in spite of our reduced capital expenditure level. Our proved reserves increased from 194.7 MMBOE at last year-end to 250.5 MMBOE this year-end, a 29% increase in spite of the 13.8 MMBOE we excluded due to low commodity prices. Again, this increase was anchored by our tertiary program with an incremental 63.4 MMBbls of proved reserves added by this program, primarily at Tinsley, Heidelberg and Lockhart Crossing Fields, another sign that our tertiary program is working well. Our costs have begun to come down, as evidenced by our lower sequential operating costs per barrel, but we expect further decreases during 2009 as these costs do not adjust at the same rate as commodity prices. We have started construction of our Green CO2 pipeline, representing almost 60% of our 2009 total capital budget, and expect to have it completed up to Galveston Bay by late this year or early 2010. The remaining portion of the line will be completed to Hastings in 2010. We see this pipeline as a major strategic asset for us in the years to come.
     Lastly, we have put Denbury into a position to weather the economic storm we find ourselves in, significantly improving our liquidity with our recent $420 million subordinated debt offering, coupled with the other steps we took during the last six months, which included a $400 million increase in our bank commitment amount, cancellation of the $600 million acquisition of Conroe Field, purchase of oil derivative contracts for 30,000 Bbls/d during 2009 with a floor price of $75 / Bbl, and a reduction of our 2009 capital budget. We will continue to monitor our progress and look for additional ways to maintain our liquidity, lower our costs and improve our efficiencies. We plan to continue forward with our strategy, albeit at a slower pace, and expect to emerge from this economic downturn poised for the future.”
Conference Call
     The public is invited to listen to the Company’s conference call set for today, February 25, 2009, at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our web site: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our web site for approximately 30 days and will also be available for playback for one month after the call by dialing (877) 660-6853 or (201) 612-7415, account number 286 and passcode 299914.
Annual Meeting
     The Company today announced its 2009 Annual Meeting of Stockholders will be held on Wednesday, May 13th at 3:00 P.M., local time, at the Marriott at Legacy Towne Center Hotel, located at 7120 Dallas Parkway, Plano, Texas. The record date for determination of shareholders entitled to vote at the annual meeting will be the close of business on March 31, 2009.

Financial and Statistical Data Tables
     Following are unaudited financial highlights for the comparative fourth quarters and annual periods ended December 31, 2008 and December 31, 2007. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

FOURTH QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Three Months Ended
	December 31,		Percentage
	2008	2007	Change
Revenues:
Oil sales	167,549	251,462	-	33%
Natural gas sales	50,913	66,500	-	23%
CO2 sales and transportation fees	4,153	3,551	+	17%
Interest income and other	1,309	1,566	-	16%

Total revenues	223,924	323,079	-	31%

Expenses:
Lease operating expenses	79,416	63,845	+	24%
Production taxes and marketing expense	7,151	15,825	-	55%
CO2 operating expenses	1,380	1,003	+	38%
General and administrative	14,553	14,303	+	2%
Interest, net	8,608	7,771	+	11%
Depletion and depreciation	60,896	55,841	+	9%
Commodity derivative expense (income)	(243,644)	10,712	+	> 100%
Abandoned acquisition costs	175	—		N/A
Writedown of oil and natural gas properties	226,000	—		N/A

Total expenses	154,535	169,300	-	9%

Equity in net income (loss) of Genesis	1,558	(1,303)	+	> 100%

Income before income taxes	70,947	152,476	-	53%

Income tax provision (benefit)
Current income taxes	(3,957)	15,916	-	> 100%
Deferred income taxes	31,111	30,584	+	2%

NET INCOME	43,793	105,976	-	59%

Net income per common share (1):
Basic	0.18	0.44	-	59%
Diluted	0.18	0.42	-	57%

Weighted average common shares (1):
Basic	244,918	241,773	+	1%
Diluted	249,541	251,337	-	1%

Production (daily — net of royalties):
Oil (barrels)	33,154	32,691	+	1%
Gas (mcf)	90,498	106,078	-	15%
BOE (6:1)	48,237	50,371	-	4%

Unit sales price (including derivative settlements):
Oil (per barrel)	54.85	81.67	-	33%
Gas (per mcf)	6.53	7.52	-	13%
BOE (6:1)	49.94	68.85	-	27%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	54.93	83.61	-	34%
Gas (per mcf)	6.12	6.81	-	10%
BOE (6:1)	49.23	68.61	-	28%

	Three Months Ended
	December 31,		Percentage
	2008	2007	Change

Oil and natural gas derivative contracts
Cash receipt on settlements	3,161	1,096	+	> 100%
Non-cash fair value adjustment income (expense)	240,483	(11,808)	-	> 100%

Total income (expense) from contracts	243,644	(10,712)	-	> 100%

Non-GAAP financial measure (2)
Adjusted cash flow from operations (non-GAAP measure)	122,774	207,021	-	41%
Net change in assets and liabilities relating to operations	18,974	(1,618)	-	> 100%

Cash flow from operations (GAAP measure)	141,748	205,403	-	31%

Oil & natural gas capital investments	182,599	147,914	+	23%
CO2 capital investments	226,456	68,774	+	> 100%
Proceeds from sales of properties	2,736	136,700	-	98%

BOE data (6:1)
Oil and natural gas revenues	49.23	68.61	-	28%
Gain on settlements of derivative contracts	0.71	0.24	+	> 100%
Lease operating expenses	(17.90)	(13.78)	+	30%
Production taxes and marketing expense	(1.61)	(3.42)	-	53%

Production netback	30.43	51.65	-	41%
Non-tertiary CO2 operating margin	0.62	0.55	+	13%
General and administrative	(3.28)	(3.09)	+	6%
Net cash interest expense and other income	(1.57)	(1.27)	+	24%
Abandoned acquisition costs	(0.04)	—		N/A
Current income taxes and other	1.50	(3.17)	-	> 100%
Changes in asset and liabilities relating to operations	4.28	(0.35)	-	> 100%

Cash flow from operations	31.94	44.32	-	28%

(1)	Adjusted for 2-for-1 stock split effective December 5, 2007.

(2)	See “Non-GAAP Measures” at the end of this report.

TWELVE MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Twelve Months Ended
	December 31,		Percentage
	2008	2007	Change
Revenues:
Oil sales	1,066,917	711,457	+	50%
Natural gas sales	280,093	241,331	+	16%
CO2 sales and transportation fees	13,858	13,630	+	2%
Interest income and other	4,834	6,642	-	27%

Total revenues	1,365,702	973,060	+	40%

Expenses:
Lease operating expenses	307,550	230,932	+	33%
Production taxes and marketing expense	63,752	49,091	+	30%
CO2 operating expenses	4,216	4,214	+	0%
General and administrative	60,374	48,972	+	23%
Interest, net	32,596	30,830	+	6%
Depletion and depreciation	221,792	195,900	+	13%
Commodity derivative expense (income)	(200,053)	18,597	-	> 100%
Abandoned acquisition costs	30,601	—		N/A
Writedown of oil and natural gas properties	226,000	—		N/A

Total expenses	746,828	578,536	+	29%

Equity in net income (loss) of Genesis	5,354	(1,110)	+	> 100%

Income before income taxes	624,228	393,414	+	59%

Income tax provision
Current income taxes	40,812	30,074	+	36%
Deferred income taxes	195,020	110,193	+	77%

NET INCOME	388,396	253,147	+	53%

Net income per common share (1):
Basic	1.59	1.05	+	51%
Diluted	1.54	1.00	+	54%

Weighted average common shares (1):
Basic	243,935	240,065	+	2%
Diluted	252,530	252,101	+	0%

Production (daily — net of royalties):
Oil (barrels)	31,436	27,925	+	13%
Gas (mcf)	89,442	97,141	-	8%
BOE (6:1)	46,343	44,115	+	5%

Unit sales price (including derivative settlements):
Oil (per barrel)	90.04	68.84	+	31%
Gas (per mcf)	7.74	7.66	+	1%
BOE (6:1)	76.02	60.44	+	26%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	92.73	69.80	+	33%
Gas (per mcf)	8.56	6.81	+	26%
BOE (6:1)	79.42	59.17	+	34%

	Twelve Months Ended
	December 31,		Percentage
	2008	2007	Change

Oil and natural gas derivative contracts
Cash receipt (payment) on settlements	(57,553)	20,480	-	> 100%
Non-cash fair value adjustment income (expense)	257,606	(39,077)	-	> 100%

Total income (expense) from contracts	200,053	(18,597)	-	> 100%

Non-GAAP financial measure (2)
Adjusted cash flow from operations (non-GAAP measure)	779,809	608,517	+	28%
Net change in assets and liabilities relating to operations	(5,290)	(38,303)	-	86%

Cash flow from operations (GAAP measure)	774,519	570,214	+	36%

Oil & natural gas capital investments	622,732	662,736	-	6%
CO2 capital investments	462,889	171,182	+	> 100%
Proceeds from sales of properties	51,684	142,667	-	64%

Cash and cash equivalents	17,069	60,107	-	72%
Total assets	3,589,674	2,771,077	+	30%
Total long-term debt (principal amount excluding capital leases and pipeline financings)	600,000	675,000	-	11%
Financing leases	250,252	—		N/A
Total stockholders’ equity	1,840,068	1,404,378	+	31%

BOE data (6:1)
Oil and natural gas revenues	79.42	59.17	+	34%
Gain (loss) on settlements of derivative contracts	(3.40)	1.27	-	> 100%
Lease operating expenses	(18.13)	(14.34)	+	26%
Production taxes and marketing expense	(3.76)	(3.05)	+	23%

Production netback	54.13	43.05	+	26%
Non-tertiary CO2 operating margin	0.57	0.58	-	2%
General and administrative	(3.56)	(3.04)	+	17%
Net cash interest expense and other income	(1.59)	(1.43)	+	11%
Abandoned acquisition costs	(1.80)	—		N/A
Current income taxes and other	(1.78)	(1.37)	+	30%
Changes in assets and liabilities relating to operations	(0.31)	(2.38)	-	87%

Cash flow from operations	45.66	35.41	+	29%

(1)	Adjusted for 2-for-1 stock split effective December 5, 2007.

(2)	See “Non-GAAP Measures” at the end of this report.

Non-GAAP Measures
     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Barnett Shale play near Fort Worth, Texas, onshore Louisiana and Alabama, and properties in Southeast Texas. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected reserve quantities and values relating to the Company’s proved reserves, the Company’s potential reserves from its tertiary operations, forecasted production levels relating to the Company’s tertiary operations and overall production levels, estimated capital expenditures for 2009, 2010 or future years, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Senior VP and Chief Financial Officer, 972-673-2000
www.denbury.com